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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported)   July 22, 1999
                                                     -------------

                             SILICON GAMING, INC.
                             --------------------


              (Exact name of registrant as specified in charter)


        California                       0-28294             77-0357939
------------------------------           -------             ----------
(State or other jurisdiction           (Commission          (IRS Employer
     of incorporation)                 File Number)       Identification No.)


  2800 W. Bayshore Road, Palo Alto, California                     94303
  --------------------------------------------                     -----
    (Address of principal executive offices)                     (Zip Code)


     Registrant's telephone number, including area code     (650) 842-9000
                                                            --------------

                                Not applicable
                                --------------
         (Former name or former address, if changed since last report)
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Item 5.  Other Events.

On July 22, 1999, Silicon Gaming, Inc. (the "Company") announced that it has entered into a non-binding letter of intent with the holders of its $47.25 million of outstanding Senior Discount Notes (the ``Notes'') to convert a portion of the Notes into equity and make various modifications to the terms of the remaining Notes.

Under the letter of intent, $39.75 million of Notes would be exchanged for preferred stock that would be convertible into a 57% common equity interest in the Company. The terms of the remaining $7.5 million of outstanding Notes would be modified to reduce the interest rate from 12.5% to 10% per annum (effective July 15, 1999) and to provide for interest to be payable in kind, at the Company's option and subject to certain coverage ratio tests, for up to the first five (5) years following the effective date of the restructuring, at which time the Notes would mature.

The Company previously announced on July 1, 1999 that it would not make the current interest payment on the Notes. Pursuant to the letter of intent, accrued and unpaid interest on the Notes remaining outstanding following the restructuring would be forgiven through July 15, 1999.

The letter of intent also contemplates an additional investment by the holders of the Notes of up to $5.0 million in the form of convertible senior secured notes (the ``New Notes''). The New Notes would bear interest at the rate of 10% per annum, payable in cash, with a maturity of five (5) years. The $5.0 million of New Notes would be convertible into a 40% equity interest in the Company (subject to the issuance of additional employee equity incentives as described below). The New Notes would be issuable in tranches, with the first $2.0 million issued on the closing date of the restructuring. To the extent required by the Company, the remaining $3.0 million of New Notes would be issued upon the achievement of certain financial and operating hurdles.

As part of the restructuring, the Company would allocate 38% of its equity as of the effective date to be issued as incentive compensation to employees. The Company's current equity holders, including all holders of options, warrants and convertible preferred stock, would own approximately 5% of the outstanding fully-diluted equity upon the effective date of the restructuring (prior to the issuance of any New Notes). Certain of the Company's currently outstanding warrants and convertible preferred stock have anti-dilution rights that may substantially reduce the portion of such equity interest that would be allocated to holders of common stock. As discussed above, $39.75 million of existing Notes would be convertible into the remaining 57% of the Company's outstanding equity as of the effective date of the restructuring (prior to the issuance of any New Notes). Upon issuance of any New Notes, the number of shares of common stock allocated to the employee incentive compensation pool would be increased so that the incentive pool would remain at 38% of the Company's equity after giving effect to the dilution of the conversion of the New Notes. In addition, upon closing of the restructuring, the Board of Directors would be reduced to three members, consisting of Andrew Pascal, the President and Chief Executive Officer of the Company, and two independent directors.
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The proposed restructuring is subject to a number of conditions, including receipt by the Company's board of directors of a ``fairness opinion'' from an investment banking firm, the receipt of all necessary gaming and regulatory approvals and the negotiation and execution of definitive documentation. There can be no assurance that the restructuring will be successfully implemented or that there will not be modifications to the restructuring terms.

Item 7.  Financial Statements and Exhibits

         (c)  Exhibits.

              See Exhibit 99.1 (Press Release of Silicon Gaming, Inc. dated July 22, 1999) attached hereto.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    SILICON GAMING, INC.


Date:  July 27, 1999                By: /s/ Andrew Pascal
                                       ----------------------------------
                                       Andrew Pascal
                                       President and Chief Executive Officer
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                                 EXHIBIT INDEX

  Exhibit No.          Description
  -----------          ------------

     99.1              Press Release of Silicon Gaming, Inc. dated July 22,
                       1999.